United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☒ Definitive Additional Materials
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Smith Micro Software, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SMITH MICRO ANNOUNCES ADJOURNMENT OF SPECIAL MEETING OF STOCKHOLDERS
On September 27, 2007, Smith Micro Software, Inc. (the “Company”) announced that its special meeting of stockholders, which was convened on September 27, 2007, was adjourned to October 11, 2007 at the Company’s main office, 51 Columbia, Aliso Viejo, CA 92656.
The meeting was called for the purpose of approving an amendment and restatement of the Company’s 2005 Stock Option/Stock Issuance Plan to increase the maximum number of shares of common stock that may be issued under the 2005 Plan from 5,000,000 shares (plus an annual increase) to 7,000,000 shares (plus an annual increase). Approval of this proposal requires the approval of a majority of the voting power of the outstanding shares present and entitled to vote on this matter. Therefore, abstentions have the same effect as votes against such proposals. Broker non-votes as to this proposal are not deemed shares entitled to vote on the proposal, and will not be counted as votes for or against the proposal or included in the calculation of the number of votes necessary for approval of the proposal.
After considering the importance of the matter and the number of votes not cast, stockholders present at the meeting approved a motion to adjourn and reconvene the meeting to allow additional time to solicit proxies from those stockholders who had not voted on the proposal.
Stockholders who have not voted on the proposal to approve the amendment and restatement of the Company’s 2005 Plan are encouraged to do so promptly. For stockholders who have voted on this proposal, no additional action is required. Proxies may be submitted or revoked any time prior to the adjourned meeting on October 11, 2007. To request an additional proxy card, please contact Bruce Quigley at (949) 362-2308.
Stockholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to this proposal.

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